UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 7, 2017

SERITAGE GROWTH PROPERTIES

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-37420	38-3976287
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

489 Fifth Avenue, 18th Floor New York, New York		10017
(Address or principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (212) 355-7800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 7, 2017, Seritage Growth Properties (the “Company”) and Seritage Growth Properties, L.P. (the “Operating Partnership”) entered into an underwriting agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. LLC, UBS Securities LLC and Stifel, Nicolaus & Company, Incorporated (collectively, the “Underwriters”), pursuant to which the Company agreed to issue and sell 2,800,000 of the Company’s 7.00% Series A Cumulative Redeemable Preferred Shares, par value $0.01 per share, with a liquidation preference of $25.00 per share (the “Series A Preferred Shares”), in an underwritten public offering (the “Preferred Shares Offering”). Pursuant to the Underwriting Agreement, the Company also granted the Underwriters a 30-day option to purchase up to an additional 420,000 Series A Preferred Shares. In the Underwriting Agreement, the Company and the Operating Partnership made certain customary representations, warranties and covenants and agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The issuance and sale of the Shares is expected to close on or about December 14, 2017, subject to satisfaction of customary closing conditions. The net proceeds to the Company from the sale of the Series A Preferred Shares are expected to be approximately $66.7 million, after deducting the underwriting discount and the estimated expenses of the Preferred Shares Offering payable by the Company. If the Underwriters exercise their option to purchase additional shares in full, the net proceeds to the Company are expected to be approximately $76.8 million.

The Company intends to contribute these net proceeds to the Operating Partnership in exchange for preferred units in the Operating Partnership, which will subsequently use the net proceeds to primarily fund the Company’s redevelopment pipeline. The Company may also use the net proceeds for general trust purposes, which may include the repayment of the $200.0 million senior unsecured delayed draw term loan facility entered into on February 23, 2017 by the Operating Partnership, as borrower, and the Company, as guarantor, to the extent it is not otherwise refinanced, extended or repaid using cash the Company currently has on hand. The lenders under this unsecured term loan are JPP, LLC and JPP II, LLC, which are controlled by ESL Partners, L.P., an entity of which Mr. Edward S. Lampert, the Company’s Chairman, is the Chairman and Chief Executive Officer. As of September 30, 2017, the total principal amount outstanding under this unsecured term loan was $85.0 million.

The Preferred Shares Offering has been registered under the Securities Act, pursuant to an effective registration statement on Form S-3 (Registration No. 333-221934) of the Company, as amended, and a prospectus supplement dated December 7, 2017, filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act.

The Underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the Underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, financial advisory and other commercial dealings in the ordinary course of business with the Company or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In the ordinary course of their various business activities, the Underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Company and its affiliates.

The foregoing description does not purport to be a complete description and is qualified in its entirety by reference to the Underwriting Agreement, which is filed herewith as Exhibit 1.1 and incorporated by reference into this Item 1.01.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated December 7, 2017, among Seritage Growth Properties, Seritage Growth Properties, L.P. and Morgan Stanley & Co. LLC, UBS Securities LLC and Stifel, Nicolaus & Company, Incorporated, as underwriters.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 8, 2017	SERITAGE GROWTH PROPERTIES

	By:	/s/ Matthew Fernand
	Name:	Matthew Fernand
	Title:	Executive Vice President, General Counsel & Secretary